Exhibit 10.01

First Amendment to CEO Compensation Terms (Sign On Incentive),

as Contained in that certain executed February 4, 2025 Contingent Offer Letter

(Tejon Ranch Co. & Matthew H. Walker)

This First Amendment to CEO Compensation Terms (Sign On Incentive) (“First Amendment”) pertains to that certain Contingent Offer Letter, dated February 4, 2025, entered between Tejon Ranch Co. (“Company”) and Matthew H. Walker (“Walker”) which establishes terms relating to Walker’s service as President and Chief Executive Officer of the Company (the “Offer Letter”). Notwithstanding the date of execution, this First Amendment is entered to be effective as of October 15, 2025 (the “Effective Date”).

•

Amendment to “Sign On Incentive” Provisions in Offer Letter: The paragraph entitled “Sign On Incentive” contained on pages 2-3 of the Offer Letter is deleted in its entirety and replaced with the following:

Sign-On Incentive: In connection with your commencement of your employment, you will be granted the following, which shall be termed, collectively, the “Sign on Incentive”:

•

A $300,000 sign-on bonus payable in cash, which TRC will pay to you pursuant to the following schedule: (1) $150,000 on October 15, 2025, (2) $100,000 on October 15, 2026 and (3) $50,000 on October 15, 2027, such payments being subject to your continued employment through each such payment date; provided that if your employment with TRC terminates prior to any payment date, unless your employment is terminated by TRC for Cause, you will receive any remaining payment(s) within 30 days after your termination.

•

A special sign-on grant of RSUs with a total value of $150,000, which number of shares is determined based on the closing stock price of $16.03 on your commencement date (March 6, 2025), all of which will vest one year after the grant date, i.e., March 6, 2025, subject to your continued employment through the applicable vesting date; provided that if your employment with TRC terminates prior to the vesting date, unless your employment is terminated by TRC for Cause, such RSUs will vest as of immediately prior to your termination. Notwithstanding being granted a total of $300,000 in RSUs vesting March 6, 2026 pursuant to the Sign on Incentive provision of the Offer Letter, you have requested and by entering this First Amendment hereby agree to voluntarily (1) convert $100,000 of such sign on incentive RSU shares into PVU’s (as defined below) and (2) forfeit the remaining $50,000 of sign on incentive RSU’s, the result being that $150,000 of RSUs are granted by this provision.

•

A special sign-on grant of price vesting units (PVUs) with a total value of $250,000.00. Based on the closing stock price of $16.03 on March 6, 2025 (your commencement date), this results in a grant of 15,596 PVUs. These sign on incentive PVUs shall vest and be paid out, if at all, upon achieving increased share value as of December 31, 2027 (“Vesting Date”) relative to the closing share price on your commencement date, as follows:

•	Threshold: At achievement of 5% compounded annual growth rate (“CAGR”) as of the Vesting Date, PVUs would vest and you would be paid out 50% in stock.

•	Target: At achievement of 10% CAGR as of the Vesting Date, PVUs would vest and you would be paid out 100% in stock.

Note: Achievement level will be interpolated between target and max if share price is above target.

•	Maximum: At achievement of 20% CAGR as of the Vesting Date, PVUs would vest and you would be paid out 200% in stock.

Notwithstanding being previously granted a total of $200,000 in sign on incentive PVUs vesting, if at all, on December 31, 2027 pursuant to the Offer Letter, you have requested and by entering this First Amendment hereby agree to voluntarily forfeit $50,000 of sign on incentive PVUs, such that upon entering this First Amendment the total PVUs granted shall be the sum of $150,000 in originally granted PVUs plus $100,000 in PVUs that have been converted from RSUs as noted above.

If your employment with TRC terminates either for Cause or you resign without Good Reason prior to the vesting and/or payment of any portion of the Sign on Incentive, then the unvested or unpaid portion of the Sign on Incentive will be forfeited upon such termination. In addition, if your employment with TRC terminates as a result of a termination of employment by TRC for Cause or your resignation without Good Reason (and for the avoidance of doubt, not as a result of a termination by TRC without Cause, by you for Good Reason or as a result of your death), in either case, prior to the first anniversary of your commencement date, you will repay to TRC, within ten (10) days following such termination of employment, an amount equal to of any portion of the Sign on Incentive paid to you prior to such termination of employment.

Subject to the foregoing terms, the sign-on RSU and PVU awards will be made in TRC’s standard forms of award for senior executives.

•

Additional Benefits; Effect of First Amendment: Walker will continue to be eligible for the standard and customary benefits Walker currently receives. Except for the amendments contained in this First Amendment pertaining solely to the Sign On Incentive, no further changes are made to the Offer Letter.

I, Steve Betts, represent and confirm that the foregoing terms are consistent with those recommended by the Compensation Committee and approved by a unanimous written consent resolution of the Tejon Ranch Co. Board of Directors on October 14, 2025.

CONFIRMED	AGREED

/s/ Steve Betts	/s/ Matthew H. Walker
Steve Betts, Chair, Compensation Committee	Matthew H. Walker
Date: As of Docusign verification	Date: As of Docusign verification